Exhibit 4.4

SERIES A

OPTION AGREEMENT

No.

Number of Shares Purchasable:

TRC COMPANIES, INC.

OPTION (NON-ASSIGNABLE) TO PURCHASE COMMON STOCK

                Issued pursuant to the Restated Stock Option Plan adopted on August 29, 1979 and amended on November 21, 1986, October 28, 1994, October 25, 1996, May 6, 1998, October 27, 2000 and November 22, 2002.

________________________

                This certifies that                       (the “Employee”), pursuant to a resolution of the Compensation Committee of the Board of Directors of TRC Companies, Inc., a Delaware Corporation (the “Company”), adopted on                   , and as ratified by such Board of Directors, is hereby granted the option to purchase at the Option Price of                      per share all or any part of                     fully paid and non-assessable shares of the Company’s Common Stock (par value of $0.10 per share), upon and subject to the following terms and conditions:

                This option and all rights to purchase shares hereunder shall expire ten years from the date hereof.

                This option and all rights shall not be assignable or transferable other than by will or by the laws of descent and distribution, and, during the Employee’s lifetime, shall be exercisable only by the Employee.

                This option shall vest and be exercisable as to successive one-thirds (1/3) of the total number of shares subject to this option as follows:

(a)                                  as to one-third of the option shares, from and after                                ;

(b)                                 as to an additional one-third of the option shares, from and after                                ; and

(c)                                  as to the final one-third of the option shares, from and after                                .

                Notwithstanding the foregoing paragraph, and subject to the termination provisions of this option, this option can be exercised from and after the date, if any, that:

                (a)           TRC publicly announces that it plans to:

                                                                                                                                                                (i)            merge or consolidate with another entity, and as a result thereof TRC will not be the surviving entity; or

                                                                                                                                                                (ii)           sell all or substantially all of its assets or all or substantially all of the assets of its wholly-owned subsidiaries; or

                                                                                                (b)           a tender offer is announced for more than twenty-five percent (25%) of TRC’s outstanding Common Stock.

                This option has been granted pursuant to the Restated Stock Option Plan of the Company (the “Plan”).

                This option may be exercised from time to time by delivery to the Company of a duly signed notice in writing to such effect together with this option certificate for appropriate notation at the end hereof as to such exercise; provided, however, that this option may not be exercised at any time when this option or the granting or exercise hereof violates any law or governmental order or regulation.

                As a further condition of issuance or transfer of shares upon exercise of an option to the person exercising the option, such person (whether an employee, former employee or the legal representative of a former employee or the estate of a former employee) must pay to the Company the amount of money that the Company or any subsidiary is legally required to withhold for federal or state tax purposes, as determined by the Company or such subsidiary, on account of the income to be realized upon exercise of the option by the holder of the option.

                Payment for the stock purchased pursuant to any exercise of this option shall be made in full at the time of such exercise, in cash or by check payable to the order of the Company.

                This option shall terminate upon the occurrence of any of the following events:

(a)                                  Upon termination of employment by reason of death, disability or retirement of the Employee, provided that this option, to the extent then exercisable but unexercised, may be exercised, in whole or in part, by the Employee, his or her conservator or the executor or administrator of his or her estate, within one year after the date of the death, disability or retirement of the Employee; or

(b)                                 Upon termination of employment of the Employee for neglect of duty or other cause, effective immediately upon the first date on which the Employee is no longer an Employee of the Company or a Subsidiary; or

(c)                                  Upon termination of employment for a reason other than as provided in the foregoing sub-paragraphs, (a) and (b) provided that this option, to the extent then exercisable, but unexercised, may be exercised, in whole or in part, by the Employee within thirty (30) days after the first date on which the Employee is no longer an Employee of the Company or a Subsidiary; or

(d)                                 Upon the merger, consolidation, dissolution or liquidation of the Company as provided below and in Section 13 of the Plan.

                In the event of the payment of any dividend payable in, or the making of any distribution of, stock of the Company to holders of record of Common Stock of the Company during the period that this option is outstanding or in the event of any stock split, combination of shares, or recapitalization of the authorized capital stock of the Company during such period, the holder of this option shall be entitled, upon the exercise of this option, to receive such new, additional or other shares of stock of any class, or other property (including cash), as such holder would have been entitled to receive as a matter of law in connection with such payment, distribution, stock split, combination, or recapitalization, as the case may be, had such holder held the shares of Common Stock being purchased upon exercise on the record date set for such payment or distribution or on the date of such stock split, combination, or recapitalization, and the option price under this option shall be appropriately adjusted.  The decision of the Board of Directors of the Company as to all such adjustments, made in good faith, shall be conclusive and binding upon the holder of this option.  This option shall terminate upon the effective date of the merger or consolidation of the Company into another corporation in which event the Company is not the surviving corporation, or the dissolution or liquidation of the Company. The Company shall give the Employee or other holder of this option at least thirty (30) days’ prior written notice of such effective date.

                Nothing contained herein shall be construed to confer upon the Employee any right to be continued in the employ of the Company or its Subsidiaries or to derogate from any right of the Company or its Subsidiaries to retire, request the resignation of or discharge the Employee (with or without pay) at any time, with or without cause.

                The Company may, without incurring any liability to the Employee or other holder of this option, postpone the issuance and delivery of shares upon any exercise of this option until requisite approval or consent of any governmental authority having jurisdiction over the exercise of options or the issuance and sale of the Common Stock shall have been secured or until any required registration of such shares with any such governmental authority shall have become effective.  If requested by the Company, the holder hereof upon exercise of this option shall make such representations and furnish such information to the Company as may be appropriate to permit the Company to issue such shares in compliance with the provisions of the Securities Act of 1933, as from time to time amended, or any other applicable law without registration of such shares under such Act or other applicable law.

                This option is issued pursuant to the provisions of the Restated Stock Option Plan of the Company, the receipt of a copy of which the Employee acknowledges by his acceptance hereof.  Nothing herein contained, nor any act of the Company, its officers or directors not in compliance with the Plan, shall in any way be deemed to alter or modify the provisions of the Plan, and the provisions of said Plan shall in all respects govern the assignment, transfer, or exercise of any rights under this option.  A determination of the Board of Directors of the Company, or any Committee appointed by the Board to administer the Plan, as to any questions which may arise with respect to the interpretation of the provisions of this option and of the Plan shall be final.  Such Committee and the Board of Directors of the Company may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as may be determined advisable.

                WITNESS the seal of the Company and the signature of its duly authorized officer.

Dated as of

TRC COMPANIES, INC.

Harold C. Elston, Jr.

ACCEPTED AND AGREED TO: